Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Merrimack Pharmaceuticals, Inc. on Form S-8 of our report dated March 9, 2022, with respect to our audits of the consolidated financial statements of Merrimack Pharmaceuticals, Inc. as of December 31, 2021 and 2020 and for each of the two years ended December 31, 2021 appearing in the Annual Report on Form 10-K of Merrimack Pharmaceuticals, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Boston, MA

November 30, 2022